Exhibit 10.1

April 6, 2007

Mr. David W. Weber

2341 Romano Circle

Pleasanton, CA 94566

Dear David,

I am pleased to offer you the position of Chief Operating Officer of ABIOMED, INC. with a starting base salary paid at the semi-monthly rate of $10,416, (equivalent to $250,000 per year). You will be eligible for a bonus with an annual target pay-out of $100,000 for outstanding performance. Your bonus will be based on achievement of personal and Company objectives, which will be established within your first 30 days of employment. In addition, pending a start date of April 23, 2007, the Company agrees to pay you a sign-on bonus of $12,000. This position will be located in our Danvers, MA facility and will report directly to me.

Subject to approval by the Compensation Committee of the Board of Directors, you will also be granted a sign-on option to purchase 130,000 shares of Common Stock of ABIOMED, Inc. pursuant to the Company’s Incentive Stock Option Plan. Under the plan, this option will be granted at the closing market price on the date when you begin employment with ABIOMED. The option will vest over four years according to the following schedule: 25% on your one-year anniversary of the option issuance date, and 25% on your second, third, and fourth anniversary date of the issuance.

ABIOMED, Inc. offers competitive and comprehensive benefit plans. You will be eligible upon your date of hire to participate in the plans, which include medical, dental, life, long and short-term disability insurance. You will also be eligible to participate in our 401(k) plan, which includes a matching contribution. All benefits are subject to the provisions of the individual plan. You will also accrue vacation at a rate of 4 weeks per year.

Your employment with ABIOMED is subject to the successful completion of a Company-paid initial-employment drug screen and background check. In addition, all employees are required to sign our standard employment, nondisclosure/non-compete agreement and complete all statutory employment forms. Instructions and documentation necessary to complete the forms are enclosed.

Once you have had an opportunity to review the above information, please confirm your acceptance of this offer, by signing the original of this letter and returning one copy of this letter to me. This offer will expire three business days from the date of issuance.

We look forward to your joining ABIOMED and to your many contributions toward our continued growth and success. Should you have any questions or require more specific information, please call me at 978-646-1810.

Sincerely,

/s/ Mike Minogue

Mike Minogue

Chairman, President & CEO

ABIOMED, Inc.

AGREED TO AND ACCEPTED

I accept the above described position and terms of employment. My start date will be 4-23-07.

/s/ David W. Weber

David W. Weber

4-10-07

Date